Exhibit 23.2
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                          Independent Auditors' Consent
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The Board of Directors
Air Methods Corporation:

We consent to the use of our reports dated March 12, 2003, with respect to the consolidated balance sheets of Air Methods Corporation as of December 31, 2002 and 2001, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2002, and related consolidated financial statement schedule II, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

Our report refers to a change in accounting for goodwill and other intangible assets.

/s/ KPMG LLP

KPMG LLP
Denver, Colorado
December 16, 2003